Exhibit 99.1

NEWS RELEASE

AGL Resources Reports First Quarter 2008 Results

ATLANTA – April 30, 2008 – AGL Resources Inc. (NYSE: ATG) today reported first quarter net income of $89 million, or $1.17 per basic and $1.16 per diluted share, compared to net income of $102 million, or $1.31 per basic share ($1.30 per diluted share) reported for the prior-year period.

The company’s earnings results reflect lower contributions from the retail energy operations and wholesale services segments, offset slightly by improved results in the energy investments segment.  Results for the distribution operations segment were flat year-over-year.

“I am very pleased with the performance of each of our business units given the current set of challenging economic and market conditions during the quarter,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “Our quarterly results continued to validate our belief that the fundamentals of our business remain strong and position us well for the rest of the year.”

Q1 2008 RESULTS BY BUSINESS SEGMENT

Distribution Operations

First quarter 2008 earnings in the distribution operations segment were flat relative to the prior-year period.  Both operating margin and operating expenses were flat during the quarter as compared to the same period in 2007.

During the first quarter of 2008, customer growth increased about 0.3 percent as compared to the first quarter of 2007, reflecting a net addition of 8,000 customers.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $46 million for the first quarter of 2008, compared to $63 million for the same period in 2007.

Operating margin decreased $21 million as compared to the prior year-quarter.  Rising commodity prices and reduced opportunities related to the management of storage and transportation assets throughout the first quarter of 2008 negatively impacted SouthStar’s operating margins by $16 million.  More favorable market conditions and decreasing gas prices in 2007 enabled SouthStar to recognize higher operating margins in the first quarter of 2007.  The remainder of the operating margin decline during the first quarter of 2008, relative to the prior year period, resulted from a consent agreement with the Georgia Public Service Commission ($3 million) related to Georgia retail pricing and lower margins in Ohio and Florida ($2 million).

Operating expenses increased $2 million, reflecting higher marketing and sales expenses and slightly higher bad debt expense during the quarter as compared to the prior-year quarter.

Minority interest decreased $6 million as a result of lower operating income in first quarter 2008 as compared with the same period in 2007.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed $1 million in EBIT in first quarter 2008, an $8 million decrease from its results during the first quarter of 2007.  Sequent had stronger commercial activity during the quarter than in the prior-year period, a $5 million increase, slightly exceeding its expectations for economic value generation during the quarter.

Although commercial activity was stronger year-over-year, increases in future natural gas prices and transportation values reduced reported results for the period as changes in those factors affect the valuation of storage and transportation hedges.  In the first quarter of 2008, losses of $11 million associated with storage hedge positions were $5 million higher than during the prior-year period, as a result of more dramatic increases in forward NYMEX prices.  In addition, Sequent recorded losses of $4 million during the current-year quarter associated with transportation capacity hedges due to the widening of future locational spreads.  Sequent had no significant gains or losses on transportation capacity hedges during the first quarter of 2007.  These conditions led to a reduction in reported operating margin of $4 million year-over-year.

Wholesale services’ operating expenses increased $4 million, primarily due to higher payroll and other operating costs associated with continued growth and expansion of the business, including the acquisition of Compass Energy, a commercial and industrial marketer, during 2007.

Energy Investments

The energy investments segment contributed EBIT of $5 million for the first quarter of 2008, as compared with EBIT of $2 million during the prior-year period.  These results reflect an increase of $2 million in operating margin due to higher interruptible and firm revenue at Jefferson Island Storage & Hub, as well as higher revenues from AGL Networks resulting from a network expansion project.  Operating expenses declined $1 million because of lower project development expense during the quarter relative to the prior-year period.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the first quarter of 2008 was $30 million, down $1 million from the first quarter of 2007, mainly the result of a decrease in short-term interest rates, partially offset by higher average debt outstanding.

Income taxes for the first quarter of 2008 were $54 million, down $8 million compared to the first quarter of 2007, reflecting lower consolidated earnings for the quarter relative to the prior year.  The effective tax rate was 37.6 percent, compared with 37.9 percent for the same period in 2007.

2008 EARNINGS OUTLOOK

AGL Resources expects its 2008 earnings to be in the range of $2.75 to $2.85 per share.  This earnings expectation assumes normal weather and average volatility in natural gas prices. However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2008 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its first quarter 2008 earnings conference call and webcast on Thursday, May 1, 2008, at 8:30 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 800/659-1966 in the United States or 617/614-2711 outside the United States. The confirmation code is 19920252. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 85208634. A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," “believe,” "can," "could," "estimate," "expect," "forecast," "future," “goal,” "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:404-584-4255
Cell:404-217-0284
jholt@aglresources.com

AGL Resources Inc.
Condensed Consolidated Statements of Income
For the Three Months Ended
March 31, 2008 and 2007
(In millions, except per share amounts)
(Unaudited)

	Three Months

	3/31/2008	3/31/2007	Fav/(Unfav)

Operating Revenues	$1,012	$973	$39
Cost of Gas	657	595	(62)
Operation and Maintenance Expenses	119	116	(3)
Depreciation and Amortization	36	35	(1)
Taxes Other Than Income	12	11	(1)
Total Operating Expenses	824	757	(67)
Operating Income	188	216	(28)
Other Income	1	1	-
Minority interest	(16)	(22)	6
Earnings Before Interest & Taxes	173	195	(22)
Interest Expense	30	31	1
Earnings Before Income Taxes	143	164	(21)
Income Taxes	54	62	8
Net Income	$89	$102	$(13)

Earnings Per Common Share
Basic	$1.17	$1.31	$(0.14)
Diluted	$1.16	$1.30	$(0.14)

Shares Outstanding
Basic	76.0	77.5	1.5
Diluted	76.3	77.9	1.6

AGL Resources Inc.
EBIT Schedule
For the Three Months Ended
March 31, 2008 and 2007
(In millions, except per share amounts)
(Unaudited)

	Three Months

	3/31/2008	3/31/2007	Fav/(Unfav)
Distribution Operations	$123	$123	$-
Retail Energy Operations	46	63	(17)
Wholesale Services	1	9	(8)
Energy Investments	5	2	3
Corporate	(2)	(2)	-
Consolidated EBIT	173	195	(22)
Interest Expense	30	31	1
Income Taxes	54	62	8
Net Income	$89	$102	$(13)

Earnings per Common Share
Basic	$1.17	$1.31	$(0.14)
Diluted	$1.16	$1.30	$(0.14)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three Months Ended
March 31, 2008 and 2007
(In millions)
(Unaudited)

	Three Months

	3/31/2008	3/31/2007	Fav/(Unfav)

Operating Revenues	$1,012	$973	$39
Cost of Gas	657	595	(62)
Operating Margin	$355	$378	$(23)